Exhibit 16.1

April 27, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by AERWINS Technologies Inc. (formerly Pono Capital Corp) included under Item 4.01 of its Form 8-K dated April 27, 2023. We agree with the statements concerning our Firm under Item 4.01. We are not in a position to agree or disagree with other statements of AERWINS Technologies Inc. (formerly Pono Capital Corp.) contained therein.

Very truly yours,

Marcum LLP

Boston, MA